EXHIBIT 10.16

STOCK PURCHASE AGREEMENT

Dated as of February 22, 2009

between

 Mario Octavio Navarro Alvarez and Rafael Isaías Samanez Zacarías
 (“Sellers”)

and

Gulfstream Capital Partners, Ltd.
(“Buyer”)

relating to the purchase and sale

of

95% of the Outstanding Common Stock

of

Perusat S.A.

Dated February 22, 2009

		Page
ARTICLE I	DEFINITIONS	2-6
1.1	Definitions	2-6
1.2	OTHER DEFINITIONS	6
1.3	Langauge	6

ARTICLE II	PURCHASE AND SALE	6-7
2.1	Purchase and Sale of the Shares	6
2.2	Purchase Price	7
2.3	Closing Date	7
2.4	Transactions to be Effected at the Closing	7

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF SELLERS	8-23
3.1	Organization and Good Standing	8
3.2	Capitalization	8-9
3.3	Subsidiaries and Affiliates of the Company.	9
3.4	Authority and Enforceability	9
3.5	No Conflicts; Authorizations	9
3.6	Financial Statements	9
3.7	No Undisclosed Liabilities	10
3.8	Accounts Receivable	10
3.9	Taxes	10
3.10	Compliance with Law	11
3.11	Authorizations	11
3.12	Title to Personal Properties; Leases	12
3.13	Condition of Tangible Assets	12
3.14	Real Property	12-13
3.15	Intellectual Property.	13-16
3.16	Absence of Certain Changes or Events	16-17
3.17	Contracts	17-19
3.18	Litigation.	19

i

(CONTINUED)

(CONTINUED)

		Page
ARTICLE VI	COVENANTS OF BUYER AND SELLERS	30-32
6.1	Regulatory Approvals.	30
6.2	Public Announcements	30
6.3	Tax Matters.	30-31
6.4	Employee Matters.	31-32
6.5	Further Assurances	32
6.6	Payment of Debt to Telefónica del Perú S.A.A	32

ARTICLE VII	CONDITIONS TO CLOSING	32-34
7.1	Conditions to Obligations of Buyer and Sellers	32
7.2	Conditions to Obligation of Buyer	32-34
7.3	Conditions to Obligation of Sellers	34

ARTICLE VIII	TERMINATION	34-35
8.1	Termination	34-35
8.2	Effect of Termination	35
8.3	Remedies.	35

ARTICLE IX	INDEMNIFICATION	36-42
9.1	Survival.	36
9.2	Indemnification by Sellers	36-37
9.3	Indemnification by Buyer	37
9.4	Indemnification Procedure for Third Party Claims	38-40
9.5	Indemnification Procedures for Non-Third Party Claims.	40
9.6	Contingent Claims	40
9.7	Effect of Investigation; Waiver.	40
9.8	Tax Indemnification	40-41
9.9	Procedures Relating to Indemnification of Tax Claims	41
9.10	Tax Treatment of Indemnification Payments	41
9.11	Other Rights and Remedies Not Affected	41

(CONTINUED)

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of February 22, 2009 (the "Agreement"), between:

•             Gulfstream Capital Partners Ltd., a Republic of Seychelles corporation with offices at Hong Kong, Peoples Republic of China ("Buyer"), and

•             Mario Octavio Navarro Alvarez, identified with Foreign Identity Card No. 000280774 (together with his spouse Gisella Tsuchikame Nakamoto, identified with Peruvian Identity Card No. 09387084) (jointly “Navarro”), and Rafael Isaías Samanez Zacarías, identified with Peruvian Identity Card No. 07967650, (together with his spouse Jesus Margot Magan Guiterrez, identified with Peruvian Identity Card No. 07554742) (jointly “Samanez”), all of them domiciled for these purposes at Av. Camino Real 493, Piso 11,San Isidro, Lima, Peru, (each, individually, is a “Seller” and they are collectively the “Sellers”).

WHEREAS, Perusat S.A. is a corporation (‘sociedad anónima’) organized and existing under the laws of the Republic Peru, registered in the Electronic File No. 00380911 of the Companies’ Registry of Lima, with head office at Av. Camino Real 493, Piso 11,San Isidro, Lima, Peru ( “Perusat” or the “Company”), which has issued 13,190,800 (thirteen million one hundred ninety thousand eight hundred) shares of common stock S/.1.00 (one and 00/100 Peruvian Nuevos Soles) each; and

WHEREAS, Perusat is engaged in the business of providing all type of telecommunication services. It can also carry out activities of local or long distance telephones services, land line telephony, mobile phones, IP telephony, internet, cable television, rental of networks and equipments, data transmission, commercialization of telecommunication equipments, among others;

WHEREAS, Navarro is the holder of record of 12,941,839 shares issued by Perusat, and Samanez is the holder of record of 248,961 shares issued by Perusat, who together are the sole beneficial and registered owners of all the outstanding shares of the common stock of Perusat; and

WHEREAS, Navarro desires to sell 12,414,207 of his shares to Buyer, and Samanez desires to sell 117,053 of his shares to Buyer; and Buyer desires to buy 12,531,260 outstanding shares of common stock of Perusat from Sellers (the “Shares”), such that the respective ownership of the outstanding shares of Perusat following the transaction will be Buyer 95%, Navarro 4% and Samanez 1%, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations and warranties, covenants and agreements contained herein and the sufficiency of which is hereby acknowledged by the parties, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.1, or in the applicable Section of this Agreement to which reference is made in this Section 1.1.

"Affiliate" means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person.

“Agreement” means this Stock Purchase Agreement and all schedules, exhibits and instruments in amendment or confirmation of it.

"Authorization" means, with respect to any Person, any order, authorization, concession, approval, waiver, consent, certificate, license, permit or franchise or similar authorization of or from any Governmental Entity or similar entity having jurisdiction over the Person or pursuant to any Law. This term includes the two telecommunications concessions granted by the Peruvian Government to Perusat for providing long distance bearer services and local fixed telephony services.

"Benefit Plan" means any "employee benefit plan" as defined in ERISA Section 3(3), including any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan (as defined in ERISA Section 3(2)), (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan (as defined in ERISA Section 3(37)), (d) Employee Welfare Benefit Plan (as defined in ERISA Section 3(1)) or material fringe benefit plan or program, or (e) stock purchase, stock option, severance pay, employment, change-in-control, vacation pay, company awards, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, life insurance, or other employee benefit plan, contract, program, policy or other arrangement, whether or not subject to ERISA.

“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which banks are required or authorized to close in Lima, Peru.

“Buyer” has the meaning set forth in the preamble to this Agreement.

"Common Stock" means the shares of the stock of a corporation, and any other interest that confers on a Person the right to receive a share of the profits and losses, or distribution of assets, of the issuing entity.

"Charter Documents" means, with respect to any entity, the certificate of incorporation, the articles of incorporation, by-laws, articles of organization, limited liability company agreement, partnership agreement, formation agreement, joint venture agreement or other similar organizational documents of such entity (in each case, as amended).

"Contract" means any agreement, contract, lease, commitment, arrangement or understanding, written or oral, including any sales order or purchase order.

"Equity Securities" means (a) shares of Common Stock, and (b) options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other Contracts that, directly or indirectly, could require the issuer thereof to issue, sell or otherwise cause to become outstanding shares of Common Stock.

“Environmental Laws” means all applicable Laws and agreements or arrangement with Governmental Entities and all other statutory requirements relating to public health or the protection of environment, prevention of pollution, remediation of contamination or restoration of environmental quality, protection of human health or the environment (including natural resources), or workplace health and safety, including all applicable Laws relating to the management, containment, manufacture, possession, presence, use, processing, generation, transportation, treatment, storage, disposal, Release, abatement, removal, remediation or handling of or exposure to any Hazardous Materials, and all Authorizations issued pursuant to such Laws, agreements, arrangements or statutory requirements.

"ERISA" means the Employee Retirement Income Security Act of 1974 as enacted in the United States of America.

"Final Determination" means a decision, resolution, judgment, decree, award or other order by any judge, Governmental Entity, arbitrator, arbitration panel or court of competent jurisdiction, which decision, resolution, judgment, decree, award or other order has become final after all allowable appeals by either party to the action have been exhausted or the time for filing such appeals has expired and is not subject to further review or modification.

"Governmental Entity" means any executive, judicial, legislative, political, regulatory, governmental, public or administrative entity, institution or organization, autonomous institution, central, regional, provincial, municipal or local government or authority, municipality, central bank, tax agency, court, commission, board, bureau, agency or instrumentality of the country, state, department, province or similar geographic or political circumscription having jurisdiction over any Person referred to in the context in which such word is used, including any (i) subdivision or authority of any of the foregoing, (ii) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above; and (iii) other entities and agencies that perform administrative duties, which are authorized under any applicable Law, to issue or construe rules, decisions, general regulations or private administrative acts, with binding effect on the parties subject to the scope thereof.

"Grossed-Up Basis" means, when used to describe the basis on which the payment of a specified sum is to be made, a basis such that the amount of such payment, after being reduced by the amount of all Taxes imposed on the recipient of such payment as a result of the receipt or accrual of such payment, will equal the specified sum.

"Hazardous Substances" means all explosive materials, radioactive materials, hazardous materials, toxic materials, wastes, chemicals, substances, petroleum, petroleum by-products and petroleum products (including crude oil or any fraction thereof), asbestos and asbestos containing materials, pollutant, contaminant, or product that, because of its hazardous, toxic or other harmful characteristic, presents a risk or threat to human health, safety, natural resources or the indoor or outdoor environment, and all other materials, chemicals and substances that are regulated by, form the basis of liability or are defined as hazardous, extremely hazardous, toxic or words of similar import, under any Environmental Law.

"Indebtedness" means any of the following: (a) any indebtedness for borrowed money, (b) any obligations evidenced by bonds, debentures, notes or other similar instruments, (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current Liabilities arising in the ordinary course of business, (d) any obligations as lessee under capitalized leases, (e) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property, (f) any obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities, and (g) any guaranty of any of the foregoing.

"Indemnitee" means any Person that is seeking indemnification from an Indemnitor pursuant to the provisions of this Agreement.

"Indemnitor" means any Party hereto from which any Indemnitee is seeking indemnification pursuant to the provisions of this Agreement.

"Knowledge" of Sellers or any similar phrase means, with respect to any fact or matter, the actual knowledge of the Sellers, together with such knowledge that the Sellers could be expected to discover after due investigation concerning the existence of the fact or matter in question.

"Law” or “Laws" means any statute, law (including common law), constitution, treaty, ordinance, code, order, decree, case law, judgment, resolution, decision, rule, regulation, supreme decree, legislative decree, provision or principle of any kind that is a part a legal system in force, and any other binding requirement or determination of any Governmental Entity.

"Lien" means any attachment, mortgage, charge, pledge, guaranty, security interest, garantía mobiliaria, adverse claim, assignment, trust, lien (statutory or otherwise), title retention agreement or arrangement, restrictive covenant or other encumbrance of any kind and nature or any other arrangement or condition which, in substance, secures payment or performance of an obligation.

“Material” or “Materially” or “Adversely” or “Material Adverse Change” or “Material Adverse Effect” means any action, omission or change with a significant impact or essential to any Person or to the business, operations, assets, financials, performance of the activities, or fulfillment of the purpose of any such Person. Any such action, omission or change shall only be considered to produce a significant impact or to be essential to any such Person if its effects, consequences or results are likely to imply or involve more than US$10,000 (Ten Thousand and 00/100 U.S. Dollars). The effects, consequences or results derived from or arising out of (i) any act or omission by such Person taken with the prior consent or at the direction of the other Parties hereto; or (ii) any Act of God or Force Majeure impacting Buyer or Seller, provided that the effects of the Act of God or Force Majeure event prevent performance of an obligation under this Agreement, were not foreseeable and could not have been prevented or diminished by the Party affected by the Act of God or Force Majeure, shall not be considered within this definition. It also means, when used in this Agreement with respect to any representation or warranty in this Agreement, which the breach of said representation results in Damages of more than US$10,000 (Ten Thousand and 00/100 U.S. Dollars).

"Order" means any award, injunction, judgment, resolution, decision, decree, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction.

“Ordinary Course” an action taken by a Person will be deemed to have been taken in the “Ordinary Course” only if such action is consistent with the usual customs and practices of the Person and is taken in the ordinary course of the normal day-to-day operations of the Person.

“Parties” means the Sellers and Buyer, collectively.

“Party” means any of the Sellers and Buyer, individually.

"Person" means any individual, corporation, a partnership, a limited liability company, a trust, association, legal entity (whether public or private), joint venture, consortium, an unincorporated association, a Governmental Entity or any agency, instrumentality or political subdivision of a Governmental Entity, or any other entity or body, and pronouns that have a similarly extended meaning.

“PGAAP” means the accounting principles and practices generally accepted in Peru, consistently applied.

"Pre-Closing Environmental Liabilities" means Liabilities based upon or arising out of (a) the ownership or operation of the businesses of the Company at any time on or prior to the Closing, or (b) the ownership, operation or condition of any real property currently or formerly owned, operated or leased by the Company at any time on or prior to the Closing, in each case to the extent based upon or arising out of (i) Environmental Laws, (ii) a failure to obtain, maintain or comply with any Order or Authorization, (iii) the presence or Release of any Hazardous Substance at, on or under any real property currently or formerly owned, operated or leased by the Company at any time on or prior to the Closing or (iv) the use, generation, storage, transportation, treatment, sale or other off-site disposal of Hazardous Substances generated by or otherwise used in the businesses of the Company.

"Release" means any depositing, spilling, leaking, pumping, pouring, emitting, placing, emptying, discharging, injecting, escaping, migrating, abandoning, leaching, dumping, or disposing of Hazardous Substances into the environment.

"Tax" or "Taxes" means any and all taxes, charges and levies of any kind (including any and all interest, penalties, additions to tax and additional amounts thereon), or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, unemployment, social security, workers' compensation, capital, premium, and other taxes, assessments, customs, duties, fees, levies or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto.

"Tax Claim" means any claim with respect to Taxes made by any Taxing Authority or other Person that, if pursued successfully, could serve as the basis for a claim for indemnification of a Tax Indemnitee or Sellers under this Agreement.

"Tax Indemnitee" means Buyer (including, upon Closing, the Company).

"Tax Returns" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"Taxing Authority" means any Governmental Entity having jurisdiction with respect to any Tax.

"Transfer Taxes" means sales, use, transfer, real property transfer, recording, documentary, stamp, registration and stock transfer taxes and fees.

"$" or “US$” means dollars of the United Sates of America.

1.2 Other Definitions. Other terms defined in this Agreement and indicated as such by quotation marks shall have the meaning ascribed thereto next to the definition, throughout the text hereof.

1.3 Language. This Agreement has been entered into in English language and, notwithstanding any translation thereof, the English language version shall control the construction and interpretation of this Agreement. All material communications between the Parties with respect to this Agreement shall be in English language.

ARTICLE II

PURCHASE AND SALE

2.1 Purchase and Sale of the Shares.

(a) Upon the terms and subject to the conditions of this Agreement, at the Closing, Sellers shall sell to Buyer, and Buyer shall purchase from Sellers, the Shares free and clear of all Liens except those created pursuant to this Agreement.

(b) The sale of the Shares by Sellers to Buyer includes any other interest related to the Shares that confers on a Person the right to receive a share of the profits and losses, or distribution of assets or of other shares of Perusat and any other interest or right related to the Shares.

2.2 Purchase Price.

(a) The Purchase Price of the Shares is US$2,775,000 (two million seven hundred seventy-five thousand and 00/100 U.S. dollars (the "Purchase Price").

(b) The Parties agree that the Purchase Price will be paid as follows:

(i) At the Closing Date, Sellers will shall receive from Buyer 1,000,000 (one million) shares issued by China Tel Group Inc. free and clear of all Liens except those created pursuant to this Agreement, valued at $2.50 per share, equivalent to US$2,500,000.00 (two million five hundred thousand and 00/100 U.S. dollars).

(ii) US$275,000 (two hundred seventy-five thousand and 00/100 U.S. dollars) in cash, paid as follows: (x) US$50,000.00 (fifty thousand and 00/100 U.S. Dollars) on the Closing Date; (y) US$50,000.00 (fifty thousand and 00/100 U.S. Dollars) each following quarter commencing June 30, 2009, and (z) a final installment of $25,000.

 (iii) Both the stock portion and the cash portion of the Purchase Price shall be paid to each Seller in the same ratio representing the percentage holdings of each Seller in the outstanding stock of Perusat, which is: Navarro 98.11% and Samanez 1.89%, with all shares of China Tel Group Inc. rounded to the nearest whole share, and all cash rounded to the nearest dollar.

(c) The purchase and sale of the Shares is referred to in this Agreement as the "Acquisition".

2.3 Closing Date. The closing of the Acquisition (the "Closing") shall take place at the offices of Estudio Oleachea on a date to be specified by the Parties which shall be no later than Three Business Days after satisfaction (or waiver as provided herein) of the conditions set forth in Article VII (other than those conditions that by their nature will be satisfied at the Closing), unless another time, date and/or place is agreed to by the parties. The date upon which the Closing occurs is herein referred to as the "Closing Date."

2.4 Transactions to be Effected at the Closing.

(a) At the Closing, Buyer shall (i) deliver to Sellers stock certificates representing the ownership of 1,000,000 (one million) shares issued by China Tel Group Inc. free and clear of all Liens and all documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to this Agreement, and (ii) pay to Sellers US$50,000 applicable to the Purchase Price.

(b) At the Closing, Sellers shall each deliver to Buyer (i)  stock certificates for the 12,531,260 shares of Perusat that they own, duly endorsed, (ii) the Company’s shares registry book in which the entry evidencing the transfer of the Shares from Sellers to Buyer is included and signed by the general manager of the Company, (iii) all other documents and instruments necessary to vest in Buyer all of Sellers' rights, title and interest in and to the Shares, free and clear of all Liens, and (iv) all other documents, instruments or certificates required to be delivered by Sellers at or prior to the Closing pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers represents and warrants to Buyer as of the date hereof that the statements contained in this Article III are true and correct.

3.1 Organization and Good Standing.

(a) The Company is a corporation (‘sociedad anónima’) duly organized, validly existing and in good standing under the Laws of the Republic of Peru, has all requisite power to own, lease and operate its properties and to carry on its business as currently conducted and as proposed to be conducted, and is duly qualified, licensed or registered to do business.

(b) The Company is not in default under its Charter Documents or applicable Laws.

3.2 Capitalization.

(a) The Stock of the Company consists of 13,190,800 shares of common stock, S/.1.00 (one and 00/100 Peruvian Nuevos Soles) par value each. All of the these shares are duly authorized, validly issued, fully paid and are non-assessable, and are owned of record and beneficially by Sellers free and clear of all Liens. Upon transfer of the Shares to Buyer in accordance with the terms of Article II, Buyer will receive valid title to the Shares, free and clear of all Liens.

(b) All of said 13,190,800 shares were issued in compliance with applicable Laws. None of the 13,190,800 shares was issued in violation of any Law or Contract to which any Seller or the Company is a party or is subject or in violation of any preemptive or similar rights of any Person other than the rights of first refusal set out in article 9 of the bylaws of Perusat to which the Sellers hereby expressly waive to exercise.

(c) Other than the 13,190,800 shares, the Company does not have outstanding any Equity Securities or any other securities. The Company is not a party or subject to any Contract obligating the Company to issue any Equity Securities or any other securities and there is no circumstance or condition that may give rise to a claim by any Person that such Person is entitled to acquire any securities of the Company. The Company does not have outstanding any bonds, debentures, notes or other obligations or debt securities the holders of which have the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matter.

(d) The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation, or similar rights.

(e) Neither Sellers nor the Company is a party or subject to any stockholder agreement, voting agreement, voting trust or any other similar arrangement which has the effect of restricting or limiting the transfer, voting or other rights associated with the Shares.

(f) There are no obligations, contingent or otherwise, of the Company to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

(g) Each Seller is a holder of record in the shares registry book of the Company and holds valid title to its respective Shares, as set forth in the WHEREAS to this Agreement, all of which shares are free and clear of Liens.

(h) There is no agreement, arrangement, option, security, right, or commitment of any kind whatsoever currently in force pertaining to the issue, sale, purchase, or redemption of the Shares or otherwise affecting the Shares.

3.3 Subsidiaries and Affiliates of the Company. The Company does not have any subsidiary or affiliated companies, and is not a partner in any partnership.

3.4 Authority and Enforceability. Sellers have the requisite power and authority to enter into this Agreement and to consummate the Acquisition. This Agreement has been duly executed and delivered by Sellers and, assuming due authorization, execution and delivery by Buyer, constitutes a valid and binding obligation of Sellers, enforceable against them in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors' rights generally, and (b) the availability of injunctive relief and other equitable remedies.

3.5 No Conflicts; Authorizations

(a) The execution and delivery of this Agreement by Sellers do not, and the performance by Sellers of its obligations hereunder and the consummation by Sellers of the transactions contemplated hereby (in each case, with or without the giving of notice or lapse of time, or both), will not, directly or indirectly, (i) violate the provisions of any of the Charter Documents of the Company, (ii) violate or constitute a default, an event of default or an event creating rights of acceleration, termination, cancellation, imposition of additional obligations or loss of rights, or require a consent to assignment, under any Contract (A) to which the Company is a party, (B) of which the Company is a beneficiary or (C) by which the Company or any of its assets is bound, (iii) violate or conflict with any Law, Authorization or Order applicable to the Company or give any Governmental Entity or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy, obtain any relief under or revoke or otherwise modify any rights held under, any such Law, Authorization or Order, or (iv) result in the creation of any Liens upon any of the assets owned or used by the Company.

(b) No Authorization or Order of, registration, declaration or filing with, or notice to, any Governmental Entity or other Person is required by or with respect to the Company in connection with the execution and delivery of this Agreement and the consummation of the Acquisition; except for the fillings or notifications that relates solely to the identity of the Buyer or the nature of the business carried on by the Buyer that need to be made to any Governmental Entity under the applicable Laws.

3.6 Financial Statements. Sellers have delivered to Buyer during due diligence true and complete copies of the Company's audited financial statements and tax returns for each of the year 2007, along with other financial records of the Company. The financial statements and other financial records are true, complete and correct, are based on the books and records of the Company, fairly present the financial condition and operations of the Company as of the respective dates they were prepared for the periods indicated and have been prepared in accordance with PGAAP.  At the Closing Date, a copy of the 2007 audited financial statement and the 2007 tax return of the Company shall be attached as Schedule A to this Agreement.

3.7 No Undisclosed Liabilities. The Company has no liabilities, debts, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable or otherwise arising under the applicable Laws, an Order, Authorization or under any undertaking, arrangement, act or Contract ("Liabilities").

3.8 Accounts Receivable. All accounts receivable of the Company, to the extent not paid in full by the account debtor prior to the date hereof, are (a) valid and genuine and have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the Ordinary Course of business consistent with past practice, (b) not subject to valid defenses, set-offs or counterclaims, and (c) collectible within 90 days after billing at the full recorded amount thereof.

3.9 Taxes.

(a) The Company has filed or caused to be filed, within the times and within the manner prescribed by applicable Law, all tax returns and tax reports which are required to be filed by or with respect to the Company.

(b) All taxes, imposts, social securities and other mandatory contributions and assessments (including interest and penalties) that are required to be paid by the Company, have been paid or fully provided for in the books and records of Perusat.

(c) The income tax liability of the Company has been reported to the taxing authorities for all fiscal years to and including its fiscal year ended on December 31, 2008. No examination of any tax return of the Company is currently in progress, threatened or pending, there are no outstanding agreements or waivers extending the statutory period providing for an extension of time with respect to the assessment or reassessment of Tax or the filing of any tax return by, or any payment of any Tax by the Company, and there are no actions, audits or claims now threatened or pending against the Company in respect of Taxes or any matters under discussion with any Governmental Entity relating to Taxes.

(d) The Company has withheld from each payment made by it the amount of all Taxes and other deductions required to be withheld therefrom, has paid the same to the proper taxing or other authority within the time prescribed under any applicable Law and filed all required documents to support the amounts withheld and/or paid.

(e) There is no dispute or claim concerning any liability for Taxes with respect to the Company for which notice has been provided, or which is asserted or threatened, or which is otherwise known to the Company or any of the Sellers. No issues have been raised in any Taxes examination with respect to the Company which, by application of similar principles, could be expected to result in liability for Taxes for any other period not so examined. The Company has delivered to Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company. The Company has not waived (or is subject to a waiver of) any statute of limitations in respect of Taxes or has agreed to (or is subject to) any extension of time with respect to a Tax assessment or deficiency.

3.10 Compliance with Law.

(a) The Company has complied in all respects with each, and is not in violation in any respect of, any applicable Law to which the Company or its business, operations, assets or properties is or has been subject.

(b) No event has occurred and no circumstances exist that (with or without the passage of time or the giving of notice) may result in a violation of, conflict with or failure on the part of the Company to comply with, any Law. The Company has not received notice regarding any violation of, conflict with, or failure to comply with, any Law.

3.11 Authorizations.

(a) The Company owns, holds or lawfully uses in the operation of its business all Authorizations which are necessary for it to conduct its business as currently conducted or as proposed to be conducted or for the ownership and use of the assets owned or used by the Company in the conduct of its business free and clear of all Liens. Such Authorizations are valid and in full force and effect and none of such Authorizations will be terminated or impaired or become terminable as a result of the transactions contemplated by this Agreement.

(b) No event has occurred and no circumstances exist that (with or without the passage of time or the giving of notice) may result in a violation of, conflict with, failure on the part of the Company to comply with the terms of, or the revocation, withdrawal, termination, cancellation, suspension or modification of any Authorization. The Company has not received notice regarding any violation of, conflict with, failure to comply with the terms of, or any revocation, withdrawal, termination, cancellation, suspension or modification of, any Authorization. The Company is not in default, nor has the Company received notice of any claim of default, with respect to any Authorization.

(c) No Person other than the Company owns or has any proprietary, financial or other interest (direct or indirect) in any Authorization which the Company owns or uses in the operation of its business as currently conducted or as proposed to be conducted.

(d) All dues, fees, rates, Taxes, rights, duties or similar payments to any Person or Governmental Entity necessary for maintaining the Authorizations as to carry out the business of the Company have been paid on due time.

3.12 Title to Personal Properties; Leases.

(a) During due diligence, the Company has produced to the Buyer a complete and accurate list of all the personal properties and assets owned, leased or used by the Company as of the date of this Agreement, specifying whether and by whom each such asset is owned or leased and, in the case of leased assets, indicating the parties to, execution dates of and annual payments under, the lease.  At the Closing Date, the list of personal properties and assets owned will be attached as Schedule B to this Agreement.

(b) With respect to such personal properties and assets, the Company has good and valid title to all of such properties and assets, free and clear of all Liens.

3.13 Condition of Tangible Assets. All such personal properties and assets are in good operating condition and repair (subject to normal wear and tear given the use and age of such assets), are usable in the Ordinary Course of business and conform to all Laws and Authorizations relating to their construction, use and operation.

3.14 Real Property.

(a) The Company does not own any real property, right or interest therein, except for the rights obtained under the Leases pursuant to which the Company uses the Leased Real Property.

(b) During due diligence, the Seller has produced to the Buyer a complete list of all real property, rights and interests in real property leased by the Company (the "Leased Real Property"). The Leased Real Property includes all rights and interests in real property used in or necessary for the conduct of the businesses and operations of the Company as currently conducted and as proposed to be conducted.  At the Closing Date, the list of Leased Real Property will be attached as Schedule C to this Agreement.

(c) With respect to Leased Real Property, the Sellers have delivered to Buyer a true and complete copy of every lease and sublease pursuant to which the Company is a party or by which it is bound (each, a "Lease"). The Company has peaceful, undisturbed and exclusive possession of the Leased Real Property.

(d) The uses for which the buildings, facilities and other improvements located on the Leased Real Property are zoned do not restrict, or impair, the use of the Leased Real Property for purposes of the businesses of the Company.

(e) No Governmental Entity having the power of expropriation or eminent domain over the Leased Real Property has commenced or, to the Sellers’ Knowledge, intends to exercise the power of expropriation, eminent domain or a similar power with respect to all or any part of the Leased Real Property. There are no pending or, to the Sellers’ Knowledge, threatened condemnation, fire, health, safety, building, zoning or other land use regulatory proceedings, lawsuits or administrative actions relating to any portion of the Leased Real Property or any other matters which do or may adversely affect the current use, occupancy or value thereof. The Company has not received notice of any pending or threatened proceedings affecting any portion of the Leased Real Property.

(f) The Leased Real Property and all present uses and operations of the Leased Real Property comply with all Laws, covenants, conditions, restrictions, easements, disposition agreements and similar matters affecting the Leased Real Property. The Leased Real Property and its continued use, occupancy and operation as used, occupied and operated in the conduct of the businesses of the Company do not constitute a nonconforming use and is not the subject of a special use permit under any Law.

(g) The Leased Real Property is in suitable condition for the Company's business as currently conducted and as proposed to be conducted. The Company has good and valid rights of ingress and egress to and from all Leased Real Property from and to the public street systems for all usual street, road and utility purposes.

(h) No Person other than the Company is in possession of any of the Leased Real Property or any portion thereof, and there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any Person other than the Company the right of use or occupancy of the Leased Real Property or any portion thereof. No easement, utility transmission line or water main located on the Leased Real Property adversely affects the use of the Leased Real Property or any improvement on the Leased Real Property.

(i) All water, sewer, gas, electric, telephone and drainage facilities, and all other utilities required by any Law or by the use and operation of the Leased Real Property in the conduct of the businesses of the Company are installed to the property lines of the Leased Real Property, are connected pursuant to valid permits to municipal or public utility services or proper drainage facilities, are fully operable and are adequate to service the Leased Real Property in the operation of the businesses of the Company  and to permit compliance with the requirements of all Laws in the operation thereof. No fact or condition exists which could result in the termination or material reduction of the current access from the Leased Real Property to existing roads or to sewer or other utility services presently serving the Leased Real Property.

3.15 Intellectual Property.

(a) As used in this Agreement, "Intellectual Property" means: (i) inventions (whether or not patentable), trade secrets, technical data, databases, customer lists, designs, tools, methods, processes, technology, ideas, know-how, source code, product road maps and other proprietary information and materials ("Proprietary Information"); (ii) trademarks and service marks (whether or not registered), trade names, logos, trade dress, slogans, domain names and other proprietary indicia and all goodwill associated therewith; (iii) documentation, advertising copy, marketing materials, web-sites, specifications, mask works, drawings, graphics, databases, recordings and other works of authorship, whether or not protected by Copyright; (iv) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, design documents, flow-charts, user manuals and training materials relating thereto and any translations thereof (collectively, "Software"); and (v) all forms of legal rights and protections that may be obtained for, or may pertain to, the Intellectual Property set forth in clauses (i) through (iv) in any country of the world ("Intellectual Property Rights"), including all letters patent, patent applications, provisional patents, design patents, PCT filings, invention disclosures and other rights to inventions or designs ("Patents"), all registered and unregistered copyrights in both published and unpublished works ("Copyrights"), all trademarks, service marks, trade names, logos, slogans, domain names and other proprietary indicia (whether or not registered) ("Marks"), trade secret rights, mask works, moral rights or other literary property or authors rights, and all applications, registrations, issuances, divisions, continuations, renewals, reissuances and extensions of the foregoing.

(b) At the Closing Date, there shall be attached to this Agreement as Schedule D a list (by name, owner and, where applicable, registration number and jurisdiction of registration, application, certification or filing) of all Intellectual Property that is owned by the Company (whether exclusively, jointly with another Person or otherwise) ("Owned Intellectual Property"). The Company owns the entire right, title and interest to all Owned Intellectual Property free and clear of all Liens.

(c) There are no licenses, sublicenses and other agreements ("In-Bound Licenses") pursuant to which a third party authorizes the Company to use, practice any rights under, or grant sublicenses with respect to, any Intellectual Property owned by such third party including the incorporation of any such Intellectual Property into the Company's products and, with respect to each In-Bound License, whether the In-Bound License is exclusive or non-exclusive.

(d) There are no licenses, sublicenses and other agreements ("Out-Bound Licenses") pursuant to which the Company authorizes a third party to use, practice any rights under, or grant sublicenses with respect to, any Owned Intellectual Property or pursuant to which the Company grants rights to use or practice any rights under any Intellectual Property owned by a third party and, with respect to each Out-Bound License, whether the Out-Bound License is exclusive or non-exclusive.

(e) The Company exclusively owns the entire right, interest and title to all Intellectual Property that is used in or necessary for the businesses of the Company as they are currently conducted or proposed to be conducted free and clear of Liens (including the design, manufacture, license and sale of all products currently under development or in production) ( the " Company Intellectual Property"), Company Intellectual Property constitutes all the Intellectual Property used in or necessary for the operation of the Company's businesses as they are currently conducted and as proposed to be conducted.

(f) All registration, maintenance and renewal fees related to Patents, Marks, Copyrights and any other certifications, filings or registrations that are owned by the Company ("Company Registered Items") that are currently due have been paid and all documents and certificates related to such Company Registered Items have been filed with the relevant Governmental Entity or other authorities in the Republic of Peru or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Items. All Company Registered Items are in good standing, held in compliance with all applicable Law and enforceable by the Company. All Patents that have been issued to the Company are valid.

(g) There are no challenges (or any basis therefore) with respect to the validity or enforceability of any Company Intellectual Property The Company has not taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation, waiver or unenforceability of any Company Intellectual Property. There are no Registered Items that the Company has abandoned, cancelled, forfeited or relinquished during the 12 months prior to the date of this Agreement.

(h) None of the products or services currently or formerly developed manufactured, sold, distributed, provided, shipped or licensed, by the Company, or which are currently under development, has infringed or infringes upon, or otherwise unlawfully used or uses, the Intellectual Property Rights of any third party.  The Company, by conducting its business as currently conducted or as proposed to be conducted, has not infringed or infringes upon, or otherwise unlawfully used or uses, any Intellectual Property Rights of a third party. The Company has not received any communication alleging that the Company or any of its respective products, services, activities or operations infringe upon or otherwise unlawfully use any Intellectual Property Rights of a third party nor, to the Sellers’ Knowledge, is there any basis therefore. No opposition or Action has been instituted, or, to the Sellers’ Knowledge, threatened, relating to any Intellectual Property formerly or currently used by the Company and none of the Company Intellectual Property is subject to any outstanding Order. To the Company’s Knowledge, no Person has infringed or is infringing any Intellectual Property Rights of the Company or has otherwise misappropriated or is otherwise misappropriating any Company Intellectual Property.

(i) With respect to the Company's Proprietary Information, the documentation relating thereto is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the special knowledge or memory of others. The Company has taken commercially reasonable steps to protect and preserve the confidentiality of all Proprietary Information owned by the Company that is not covered by an issued Patent. Without limiting the generality of the foregoing, the Proprietary Information of the Company (other than Proprietary Information that is covered by an issued Patent) is not part of the public knowledge and has not been used or divulged for the benefit of any Person other than the Company. Any receipt or use by, or disclosure to, a third party of Proprietary Information owned by the Company has been pursuant to the terms of binding written confidentiality agreement between the Company and such third party ("Nondisclosure Agreements"). True and complete copies of the Nondisclosure Agreements and any amendments thereto, have been provided to Buyer. The Company is, and to the Sellers’ Knowledge, all other parties thereto are, in compliance with the provisions of the Nondisclosure Agreements. The Company is in compliance with the terms of all Contracts pursuant to which a third party has disclosed to, or authorized the Company to use, Proprietary Information owned by such third party.

(j) All current and former employees, consultants, advisors and contractors of the Company have executed and delivered, and are in compliance with, enforceable agreements regarding the protection of Proprietary Information and providing valid written assignments of all Intellectual Property conceived or developed by such employees, consultants, advisors or contractors in connection with their services for the Company ("Work Product Agreements"). No current or former employee, consultant, advisor or contractor or any other Person has any right, claim or interest to any of the Company Intellectual Property.

(k) No employee, consultant, advisor or contractor of the Company has been, is or will be, by performing services for the Company, in violation of any term of any employment, invention disclosure or assignment, confidentiality, non-competition agreement or other restrictive covenant or any Order as a result of such employee's, consultant's, advisor’s or independent contractor's employment by the Company or any services rendered by such employee, consultant, advisor or independent contractor.

(l) All Intellectual Property that has been distributed, sold or licensed to a third party by the Company that is covered by a warranty conformed to or conforms to, and performed or performs in accordance with, the representations and warranties provided with respect to such Intellectual Property by or on behalf of the Company for the time period during which such representations and warranties apply.

(m) The execution and delivery of this Agreement by the Company does not, and the consummation of the Acquisition (in each case, with or without the giving of notice or lapse of time, or both), will not, directly or indirectly, result in the loss or impairment of any Company Intellectual Property, or give rise to any right of any third party to terminate or reprice or otherwise renegotiate any of the Company’s rights to own any of its Intellectual Property or its respective rights under any Out-Bound License or In-Bound License, nor require the consent of any Governmental Entity or other third party in respect of any such Intellectual Property.

3.16 Absence of Certain Changes or Events. Since the date of this Agreement (with respect to the representation and warranty made as of the date of this Agreement) and to the Closing Date (with respect to the representation and warranty made as of the Closing Date):

(a) there has not been any Material Adverse Change in the condition (financial or otherwise), operations, prospects or results of operations of the Company taken as a whole;

(b) the Company has not amended or changed its Charter Documents;

(c) the Company has not declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any Equity Security or any other security;

(d) the Company has not split, combined or reclassified any Equity Security or other security, or issued, or authorized for issuance, any Equity Security or other security;

(e) the Company has not altered any term of any outstanding Equity Security or other security;

(f) the Company has not (i) increased or modified the compensation or benefits payable or to become payable by the Company to any of its current or former directors, employees, contractors, advisors or consultants, (ii) increased or modified any bonus, severance, termination, pension, insurance or other employee benefit plan, payment or arrangement made to, for or with any current or former directors, employees, contractors, advisors or consultants of the Company, or (iii) entered into any employment, severance or termination agreement;

(g) the Company has not sold, leased, transferred or assigned any property or assets of the Company;

(h) the Company has not incurred, assumed or guaranteed any Indebtedness;

(i) the Company has not created or assumed any Lien on any asset;

(j) the Company has not made any loan, advance or capital contribution to, or investment in, any Person other than advances in the Ordinary Course of business consistent with past practice;

(k) the Company has not entered into any Material Contract;

(l) no Material Contract has been modified, (ii) no rights under any Contract have been waived or accelerated and (iii) no Contract that would be required to be listed as a Material Contract pursuant to Section 3.17 hereof if such Contract were in effect on the date hereof has been terminated or cancelled;

(m) the Company has not sold, transferred, pledged or assigned, and there has been no Material reduction in the value of, any Company Intellectual Property;

(n) there has not been any labor dispute or proceeding by a labor union or representative thereof to organize any employees of the Company;

(o) there has not been any violation of or conflict with any Law to which the business, operations, assets or properties of the Company are subject;

(p) The Company has not agreed or entered into any arrangement to take any action which, if taken prior to the date hereof, would have made any representation or warranty set forth in this Article III untrue or incorrect;

(q) there has not been any Material damage, destruction or loss with respect to the property and assets of the Company, whether or not covered by insurance;

 (r) the Company has not made any change in accounting practices;

(s) the Company has made not any Tax election, changed its method of Tax accounting or settled any claim for Taxes; or

(t) the Company has not agreed, whether in writing or otherwise, to do any of the foregoing.

3.17 Contracts.

(a) At the Closing Date, there shall be attached to this Agreement as Schedule E a complete and accurate list of each Contract or series of related Contracts to which the Company is a party or is subject, or by which any of their respective assets are bound:

(i) for the purchase of materials, supplies, goods, services, equipment or other assets and that involves or would reasonably be expected to involve payments by the Company of ten thousand and 00/100 dollars ($10,000) or more;

(ii) (A) for the sale by the Company of materials, supplies, goods, services, equipment or other assets, and that involves a specified annual minimum dollar sales amount by the Company of ten thousand and 00/100 dollars ($10,000) or more, or (B) pursuant to which the Company has received or expects to receive payments of more than ten thousand and 00/100 dollars ($10,000) in the year ended December 31, 2008;

(iii) that requires the Company to purchase its total requirements of any product or service from a third party or that contains "take or pay" provisions;

(iv) that (A) continues over a period of more than six months from the date hereof or (B) involves payments to or by the Company exceeding ten thousand and 00/100 dollars ($10,000), other than arrangements disclosed pursuant to the preceding subsections (i) and (ii);

(v) that is an employment, consulting, termination or severance Contract, other than any such Contract that is terminable at-will by the Company without liability to the Company;

(vi) that is a partnership, joint venture, consortium or similar Contract;

(vii) that is a distribution, dealer, representative or sales agency Contract;

(viii) that is a (A) Lease or (B) Contract for the lease of personal or real property, and which in either case provides for payments to or by the Company in any one case of ten thousand and 00/100 dollars ($10,000) or more or more over the term of the lease;

(ix) that provides for the indemnification by the Company of any Person, the undertaking by the Company to be responsible for damages, or the assumption by the Company of any Tax, environmental or other Liability;

(x) with any Governmental Entity;

(xi) that is a note, debenture, bond, equipment trust, letter of credit, loan or other Contract for Indebtedness or lending of money (other than to employees for travel expenses in the Ordinary Course of business) or Contract for a line of credit or guarantee, pledge or undertaking of the Indebtedness of any other Person;

(xii) for a charitable or political contribution in any one case;

(xiii) for any capital expenditure or leasehold improvement in any one case in excess of ten thousand and 00/100 dollars ($10,000);

(xiv) that restricts or purports to restrict the right of the Company to engage in any line of business, acquire any property, develop or distribute any product or provide any service (including geographic restrictions) or to compete with any Person or granting any exclusive distribution rights, in any market, field or territory;

(xv) that is an Out-Bound License or an In-Bound License;

(xvi) that relates to the acquisition or disposition of any Material business (whether by merger, sale of stock, sale of assets or otherwise);

(xvii) that is a collective bargaining Contract or other Contract with any labor organization, union or association;

(xviii) that is related to telecommunications services, interconnection or similar.

(xix) that is otherwise Material to the Company as a whole and not previously disclosed pursuant to this Section 3.17.

(b) Each Contract required to be listed in Schedule E (collectively, the "Material Contracts") is in full force and effect and valid and enforceable in accordance with its terms.

(c) The Company is, and no other party thereto is, in default in the performance, observance or fulfillment of any obligation, covenant, condition or other term contained in any Material Contract, and neither the Company has given or received notice to or from any Person relating to any such alleged or potential default that has not been cured. No event has occurred which, with or without the giving of notice or lapse of time, or both, may conflict with or result in a violation or breach of, or give any Person the right to exercise any remedy under or accelerate the maturity or performance of, or cancel, terminate or modify, any Material Contract.

(d) The Company has delivered accurate and complete copies of each Material Contract to Buyer.

(e) All Contracts other than Material Contracts to which the Company is a party or is subject, or by which any of their respective assets are bound (collectively, the "Minor Contracts"), are in all Material respects valid and enforceable in accordance with their terms. The Company is not, and no other party thereto is not, in default in the performance, observance or fulfillment of any obligation, covenant or condition contained therein, and no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default thereunder by the Company or any other Person.

3.18 Litigation.

(a) There is no action, suit or proceeding, claim, arbitration, litigation or investigation (each, an "Action") (i) pending or, to the Sellers’ Knowledge, threatened against or which may affect the Company, or (ii) that challenges or seeks to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement or affect the validity, effectiveness or enforceability of this Agreement or the consummation of the transactions contemplated hereby. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action. There is no Action against any current or former director, employee, consultant, advisor or independent contractor of the Company with respect to which the Company has or is reasonably likely to have an indemnification obligation.

(b) There is no unsatisfied judgment, penalty or award against or which may affect the Company or any of its respective properties or assets. There is no Order to which the Company or any of their respective properties or assets is subject.

3.19 Employee Benefits. The Company does not have any Benefit Plans sponsored, maintained or contributed to or required to be contributed to by the Company for the benefit of any present or former directors, employees, contractors, advisors or consultants of the Company.

3.20 Labor and Employment Matters.

(a) The Company is not a party or subject to any labor union or collective bargaining agreement.

(b) The Company has complied with each, and is not, and has not been, in violation of any, Law relating to anti-discrimination and equal employment opportunities and there are, and have been, no violations of any other Law respecting the hiring, hours, wages, occupational safety and health, employment, promotion, termination or benefits of any employee or other Person.

(c) The Company has paid or properly accrued in the Ordinary Course of business all wages and compensation due to employees, including all vacations or vacation pay, holidays or holiday pay, sick days or sick pay, overtime, bonuses and labor benefits.

(d) The Company is not a party to any Contract which restricts the Company from relocating, closing or terminating any of its operations or facilities or any portion thereof.

(e) The Company has made all payments and met all legal and conventional obligations to be performed with, for the benefit of, on behalf of, as a result of the hiring of, and as a result of the dismissal or resignation and final payment of its employees or any other employee who has worked in the Company in the past, whether under non-fixed term, part-time, fixed-term of another form of contract, as well as to such persons subject to the provisions on pre-professional practices and youth occupational training, on any account, including but not limited to: remuneration, allocation, bonuses, overtime, vacation break at such times established by law, life insurance, hazardous work insurance, contributions to the Private Pension System, contributions to EsSalud (the Peruvian Social Security), severance payments, profit sharing, withholdings and/or payment of taxes, final payment and indemnification for dismissal, and penalties and compensation for termination of contract, and interest, as applicable.

(f) The Company has no outsourcing or labor intermediation contracts or similar agreement or arrangements currently in force.

(g) The Company has no strikes, disputes, stoppages or any other form of collective suspension of labor of the Company and Sellers reasonably do not expect that any strike, dispute, stoppage or any other form of collective suspension will arise.

(h) The Company is not and reasonably does not expect to be a party to any judicial, arbitration or administrative proceedings related to, in connection with or arising out of, labor matters, and no Order has been issued or Sellers reasonably expect to be issued against the Company related to, in connection with or arising out of, labor matters.

3.21 Environmental.

(a) none of the real properties currently or formerly owned, leased or used by the Company or over which the Company has or had charge, management or control (i) has ever been used by any Person as a licensed landfill or waste disposal site; or (ii) has ever had asbestos, asbestos-containing materials, polychlorinated biphenyls ("PCBs"), radioactive substances or aboveground or underground storage systems, active or abandoned, located on, at or under them;

(b) the Company has not sent any Hazardous Substances for recycling, disposal, treatment or other waste processing outside of any of its facilities;

(c) the Company has not been required by any Governmental Entity to (i) alter any of the real or leased properties of/by the Company in order to be in compliance with Environmental Laws; or (ii) perform any environmental closure, decommissioning, rehabilitation, restoration or post-remedial investigations, on, about, or in connection with any real property currently or formerly owned, leased or used by the Company;

(d) the assets of the Company are capable of, and are not restricted by any Authorization or Order from, being operated at maximum daily and annual production levels while remaining in compliance with Environmental Laws;

(e) the Company is conducting and has always conducted its business and any past business in compliance with all applicable Laws (including Environmental Laws) and, in particular, the Company has not discharged any substances in a manner that is not in compliance with any applicable laws (including Environmental Laws);

(f) the Company holds or possesses all governmental permits and Authorizations that are necessary under Environmental Laws to carry on and conduct the business and operations of the Company as currently conducted;

(g) the buildings and fixtures that the Company operate, use or has operated or used have received proper maintenance and are currently in good operation conditions, in fulfillment of the Environmental Laws;

(h) the Company is not currently in breach of, in default under, or in violation of any Environmental Law, and is not aware of any circumstances which, with the passage of time, will cause the Company to be in breach of, in default under, or in violation of any Environmental Law; and

(i) no suit, claim, action, arbitration, legal, administrative or other proceeding is pending or threatened against the Company with respect to any environmental matter and no Governmental Entity has imposed fines and/or sanctions to, and/or has initiated any inspection process on the Company for any default under, or violation of, any applicable Environmental Law.

3.22 Insurance.

(a) At the Closing Date, there shall be attached to this Agreement as Schedule F an accurate and complete list of each insurance policy and fidelity bond which covers the Company or its respective businesses, properties, assets, directors or employees (the "Policies"). There are no pending claims under any of such Policies as to which coverage has been questioned, denied or disputed by the insurer or in respect of which the insurer has reserved its rights.

(b) There is no self-insurance arrangement by or affecting the Company.

(c) All Policies are issued by an insurer that is financially sound and reputable, are in full force and effect and are enforceable in accordance with their terms and will continue in full force and effect with respect to the Company following the Acquisition. Such Policies provide adequate insurance coverage for the Company and its respective businesses, properties, assets and employees, and are sufficient for compliance with all Laws and Contracts to which the Company is a party or by which it is bound.

(d) All premiums due under the Policies have been paid in full or, with respect to premiums not yet due, accrued. The Company has not received a notice of cancellation of any Policy or of any Material changes that are required in the conduct of the businesses of the Company as a condition to the continuation of coverage under, or renewal of, any such Policy. There is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default under any Policy or entitle any insurer to terminate or cancel any Policy. The Sellers have no Knowledge of any threatened termination of, or Material premium increase with respect to, any Policy and none of such Policies provides for retroactive premium adjustments.

3.23 Books and Records. The minute books (containing the records of the meetings, or written consents in lieu of such meetings, of the stockholders and the board of directors), the stock certificate books, and the stock record books of the Company are correct and complete, and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings, or actions taken by written consent, of the stockholders and the board of directors of the Company, and no meeting, or action by written consent in lieu of such meeting, of any such stockholders or board of directors, has been held for which minutes have not been prepared and not contained in the minute books. At the Closing, all of the books and records of the Company will be in the possession of the Company. At the Closing, Sellers will deliver, or cause to be delivered, to Buyer or its designee all of the minute books of the Company.

3.24 Suppliers and Customers. The relationships of each of the Company with each such supplier and customer are good commercial working relationships: (a) each supplier from whom purchases exceeded ten thousand and 00/100 dollars ($10,000) in the year ended December 31, 2008, (b) each supplier who constitutes a sole source of supply to the Company, and (c) with respect to the three-year period ended on the date of this Agreement, each customer that has contributed in excess of 10% percent of the Company’s revenues on a consolidated basis for such period. No such supplier or customer has canceled or otherwise terminated, or threatened to cancel or otherwise terminate, its relationship with the Company. The Company has not received notice that any such supplier or customer may cancel or otherwise Materially and Adversely modify its relationship with the Company or limit its services, supplies or materials to the Company, either as a result of the Acquisition or otherwise.

3.25 Brokers or Finders. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Sellers or the Company.

3.26 Bank Accounts. At the Closing Date, there shall be attached to this Agreement as Schedule G a list containing the name of each bank, safe deposit company or other financial institution in which the Company has an account, lock box or safe deposit box and the names of all persons authorized to draw thereon or have access thereto.

3.27 Powers of Attorney. At the Closing Date, there shall be attached to this Agreement as Schedule H a list of all outstanding powers of attorney executed by or on behalf of the Company in favor of any Person.

3.28 Support Services. Sellers provide no support or other services to the Company.

3.29 Completeness of Disclosure. No representation or warranty by Sellers in this Agreement, and no statement made in the Schedules, or any certificate or other document furnished or to be furnished to Buyer pursuant hereto, or in connection with the negotiation, execution or performance of this Agreement, contains or will at the Closing contain any untrue statement of a Material fact or omits or will omit to state a Material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading. There are no facts or circumstances that could be expected to have, individually or in the aggregate, a Material Adverse Effect on the condition (financial or otherwise), operations, prospects or results of operations of the Company taken as a whole.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers that each statement contained in this Article IV is true and correct as of the date hereof.

4.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the Republic of Seychelles, and has all requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted.

4.2 Authority and Enforceability. Buyer has the requisite power and authority to enter into this Agreement and to consummate the Acquisition. The execution and delivery of this Agreement and the consummation of the Acquisition have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery by Sellers, constitutes the valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors' rights generally, and (b) the availability of injunctive relief and other equitable remedies.

4.3 Brokers or Finders.  No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or any Affiliate of Buyer.

ARTICLE V

COVENANTS OF SELLERS

5.1 Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, except with the prior written consent of Buyer, Sellers shall cause the Company to:

(a) maintain its corporate existence, pay its debts and Taxes when due, pay or perform other obligations when due, and carry on its business in the usual, regular and ordinary course in a manner consistent with past practice and in accordance with the provisions of this Agreement and in compliance with all Laws, Authorizations, Orders and Contracts;

(b) use its reasonable best efforts consistent with applicable Laws, past practices and policies to preserve intact its present business organization, keep available the services of its present employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing business be substantially unimpaired on the Closing Date;

(c) maintain the facilities and assets owned, operated or used by it in the same state of repair, order and conditions as they are on the date hereof, reasonable wear and tear excepted;

(d) maintain its books and records in accordance with the applicable Law and past practice, and use its reasonable best efforts to maintain in full force and effect all Authorizations and Policies;

(e) promptly notify Buyer of any event or occurrence not in the Ordinary Course of business;

(f) provide Buyer with a list of actions that must be taken by the Company within 60 days immediately following the Closing for the purposes of obtaining, maintaining, perfecting, preserving or renewing any Company Registered Items; and

(g) use its reasonable best efforts to conduct its business in such a manner that on the Closing Date the representations and warranties of Sellers contained in this Agreement shall be true and correct, as though such representations and warranties were made on and as of such date, and Sellers shall use its reasonable best efforts to cause all of the conditions to the obligations of Buyer under this Agreement to be satisfied as soon as practicable following the date hereof.

5.2 Negative Covenants. Except as expressly provided in this Agreement, Sellers shall not permit the Company, without the prior written consent of Buyer, to:

(a) adopt or propose any amendment to the Charter Documents of the Company;

(b) declare, set aside or pay any dividend or other distribution (whether in cash, stock or other property) with respect to any Equity Security or other security;

(c) issue or authorize for issuance any Equity Security or other security, or make any change in any issued and outstanding Equity Security or other security, or redeem, purchase or otherwise acquire any Equity Security or other security;

(d) (i) modify (A) the compensation or benefits payable or to become payable by the Company to any of its current or former directors, employees, contractors, advisors or consultants, or (B) any bonus, severance, termination, pension, insurance or other employee Benefit Plan, payment or arrangement made to, for or with any current or former directors, employees, contractors, advisors or consultants of the Company, or (ii) enter into any employment, severance or termination agreement;

(e) sell, lease, transfer or assign any property or assets of the Company;

(f) assume, incur or guarantee any Indebtedness, except for endorsements for collection in the Ordinary Course of business, or modify the terms of any existing Indebtedness;

(g) mortgage, pledge or permit to become subject to Liens any properties or assets of the Company;

(h) make any loans, advances or capital contributions to, or investments in, any Person;

(i) not cancel any debts or waive any claims or rights of substantial value;

(j) (i) amend, modify or terminate, or waive, release or assign any rights under, any Material Contract, (ii) enter into any Contract which, if in effect on the date hereof, would have been required to be set forth in the Schedules as a Material Contract, or (iii) otherwise take any action or engage in any transaction that is Material to the Company taken as a whole;

(k) (i) make any capital expenditure, or commit to make any capital expenditure which in any one case exceeds one hundred dollars ($100), or (ii) except as permitted by clause (i), acquire any assets, properties or rights;

(l) make any filings or registrations, with any Governmental Entity, except routine filings and registrations made in the Ordinary Course of business;

(m) be party to (i) any merger, acquisition, consolidation, recapitalization, reorganization, liquidation, dissolution or similar transaction or (ii) any purchase of all or any substantial portion of the assets or Equity Securities or other securities of the Company;

(n) take any actions outside the Ordinary Course of business;

(o) make any changes in its accounting methods, principles or practices;

(p) change its method of Tax accounting or settle any claim relating to Taxes;

(q) take any action or omit to do any act which action or omission will cause it to breach any obligation contained in this Agreement or cause any representation or warranty of Sellers not to be true and correct as of the Closing Date; or

(r) agree or otherwise commit, whether in writing or otherwise, to do any of the foregoing.

5.3 Access to Information. Sellers shall, and shall cause the Company to, afford to Buyer's officers, directors, employees, accountants, counsel, consultants, advisors and agents ("Representatives") free and full access to and the right to inspect, during normal business hours, all of the Leased Real Property, properties, assets, records, Contracts and other documents related to the Company, and shall permit them to consult with the officers, employees, accountants, advisors, counsels and agents of the Sellers for the purpose of making such investigation of the Company as Buyer shall desire to make. Sellers shall furnish to Buyer all such documents and copies of documents and records and information with respect to the Company and copies of any working papers relating thereto as Buyer may request. Without limiting the foregoing, Sellers shall permit Buyer and its Representatives to conduct environmental due diligence of the Company and the Leased Real Property, including the collecting and analysis of samples of indoor or outdoor air, surface water, groundwater or surface or subsurface land on, at, in, under or from the Company and the Leased Real Property.

5.4 Resignations. On the Closing Date, Sellers shall cause to be delivered to Buyer duly signed resignations of all members of the Board of Directors of their positions as directors of the Company and of all officers of their positions as officers of the Company. For this purpose, on the Closing Date the Company must hold a Shareholders’ Meeting in which all the resignations presented by all of the members of the Board of Directors and officers of the Company will be accepted.

5.5 Indebtedness; Release of Liens.

(a) Prior to the Closing Date, all Indebtedness of the Company and any guarantees of such Indebtedness shall be extinguished.

(b) Prior to the Closing Date, the Company shall have caused to be released all Liens in and upon any of the properties and assets of the Company.

5.6 Confidentiality.

(a) From and after the Closing, Sellers will hold, and will use its reasonable best efforts to cause its respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Company, except to the extent that Sellers can show that such information (a) is in the public domain through no fault of Sellers or (b) is lawfully acquired by Sellers after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Sellers or any of its Representatives are compelled to disclose any such information by judicial or administrative process or by other requirements of Law, Sellers shall promptly notify Buyer in writing and shall disclose only that portion of such information which Sellers is advised by its counsel in writing is legally required to be disclosed, provided that Sellers shall exercise its reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

5.7 Record Retention Sellers will retain any of its books and records that relate to the Company in accordance with the Company record retention policies as presently in effect. During the period commencing on the Closing Date and ending on the seventh anniversary of the Closing Date, Sellers shall not dispose of or permit the disposal of any such books and records not required to be retained under such policies without first giving 60 days' prior written notice to Buyer offering to surrender the same to Buyer at Buyer's expense.

5.8 Consents. Sellers shall cause the Company to obtain all Consents; provided that no Indebtedness shall be repaid, and no Contract shall be amended nor any right thereunder be waived, and no money or other consideration shall be expended, to obtain any such Consent.

5.9 Notification of Certain Matters.

(a) Sellers shall give prompt notice to Buyer of (i) any fact, event or circumstance known to any of them that individually or taken together with all other facts, events and circumstances known to any of them, has had or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the condition (financial or otherwise), operations, prospects or results of operations of the Company taken as a whole, or that would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein, (ii) any fact, event or circumstance known to any of them that individually or taken together with all other facts, events and circumstances known to any of them, has had or is reasonably likely to result in the failure of any condition precedent to Buyer's obligations, (iii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the Acquisition, (iv) any notice or other communication from any Governmental Entity in connection with the Acquisition, or (v) any Actions commenced relating to Sellers, the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.18;  provided however, that (A) the delivery of any notice pursuant to this Section 5.9 shall not limit or otherwise affect any remedies available to Buyer or prevent or cure any misrepresentations, breach of warranty or breach of covenant, and (B) disclosure by Sellers shall not be deemed to amend or supplement the Schedules or constitute an exception to any representation or warranty.

(b) From the date hereof to and including the Closing Date, the Company shall provide Buyer with regular management reports on its operations.

5.10 Restrictive Covenants.

(a) Sellers covenant that, commencing on the Closing Date and ending on the fifth anniversary of the Closing Date (the "Noncompetition Period"), they shall not engage in, directly or indirectly, in any capacity, or have any direct or indirect ownership interest in, or permit the Company's name to be used in connection with, any business anywhere in any South American country, which is engaged, either directly or indirectly, in the business of providing all type of telecommunication services or carrying out activities of local or long distance telephones services, fixed telephony, mobile phones, IP telephony, internet, cable television, rental of networks and equipments, data transmission, commercialization of telecommunication equipments, among others; or providing services which are competitive with products or equipment leased, marketed, sold or under development by, or services provided by, the Company (the "Restricted Business"). It is recognized that the Restricted Business is expected to be conducted throughout at least the Republic of Peru and that more narrow geographical limitations of any nature on this non-competition covenant (and the non-solicitation covenants set forth in Sections 5.10(b) and (c)) are therefore not appropriate.

(b) Sellers covenant that, during the Noncompetition Period, they shall not directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Company or potential clients or customers of the Company for purposes of diverting their business or services from the Company.

(c) Sellers covenant that, during the Noncompetition Period, Sellers shall not solicit the employment or engagement of services of any person who is or was employed as an employee, contractor, advisor or consultant by the Company during such period on a full or part-time basis.

(d) Sellers acknowledge that the restrictions contained in this Section 5.10 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a Material inducement to Buyer to enter into this Agreement and consummate the Acquisition. Sellers acknowledges that any violation of this Section 5.10 will result in irreparable injury to Buyer and agrees that Buyer shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Section 5.10, which rights shall be cumulative and in addition to any other rights or remedies to which Buyer may be entitled. Without limiting the generality of the foregoing, the Noncompetition Period shall be extended for an additional period equal to any period during which either of the Sellers are in breach of their obligations under this Section 5.10.

(e) In the event that any covenant contained in this Section 5.10 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.10 and each provision thereof is severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

5.11 Insurance.

(a) To the extent that Sellers shall be entitled under the terms and conditions of "occurrence" based Policies in effect on the date hereof to coverage for losses suffered by the Company after the Closing arising out of any occurrences covered by such Policies occurring prior to the Closing, Sellers shall use such efforts and take such actions to recover such losses on behalf of the Company pursuant to such Policies as it would use or take in conducting its own business in the Ordinary Course if such losses were suffered by Sellers, and shall deliver the proceeds thereby recovered to the Company. In the event of any dispute regarding the date of any loss or occurrence, the terms of the applicable Policy shall govern. Sellers shall continue to maintain such Policies, to the extent they apply on the date hereof to the Company, in full force and effect (and without any amendment that would be adverse, in any Material respect, to the Company) with respect to occurrences prior to and including the Closing. Sellers shall continue to have the Company as a named insured party under each such Policy with respect to occurrences prior to and including the Closing.

(b) Following the Closing, Buyer shall provide, and shall cause the Company to provide, Sellers with all records and other information necessary for the reporting, investigation, negotiation and, if applicable, prosecution of any claim made by Sellers pursuant to this Section 5.11.

5.12 Security Interest.

(a) Sellers hereby grant Buyer a security interest on fifty percent (50%) of the 1,000,000 (one million) shares of China Tel Group Inc. (the “Pledged Shares”) they will receive as consideration for the sale of the Shares in accordance with Section 2.2 of this Agreement.

(b) The pledge on the Pledged Shares will secure each and all of the representations, warranties, statements, agreements, covenants and obligations of the Sellers under this Agreement, for which each Seller will be jointly and severally liable.

(c) The Pledged Shares are pledged to the Buyer up to the amount of One Million One Hundred Twenty-Five Thousand and 00/100 Dollars (US$1,125,000) for a term of thirty-six (36) months following the Closing Date.

(d) Buyer may enforce the security interest and sell all of the Pledged Shares, or any part thereof, upon breach by any of the Sellers of any of the representations, warranties, statements, agreements, covenants or obligations of the Sellers under this Agreement.

(e) The Pledged Shares will be released from their security interest immediately upon expiration of the term set forth in subparagraph (c) hereinabove, provided that all of the Pledged Shares or any part thereof have not been sold by Buyer as set out in subparagraph (d) hereinabove.

ARTICLE VI

COVENANTS OF BUYER AND SELLERS

6.1 Regulatory Approvals. Each of Buyer and Sellers shall promptly apply for, and take all reasonably necessary actions to obtain or make, as applicable, all Authorizations, Orders, declarations and filings with, and notices to, any Governmental Entity or other Person required to be obtained or made by it for the consummation of the Acquisition and the transactions contemplated by this Agreement.  Each Party shall cooperate with and promptly furnish information to the other Party necessary in connection with any requirements imposed upon such other Party in connection with the consummation of the Acquisition. Parties shall be equally responsible for all filings and other similar fees payable in connection with such filings, and for any local counsel fees.

6.2 Public Announcements. Neither Buyer nor Sellers shall, and Sellers shall cause the Company not to, issue any press releases or otherwise make any public statements with respect to the transactions contemplated by this Agreement; provided that Buyer or Sellers may, without such approval, make such press releases or other public announcement as it believes are required pursuant to any listing agreement with any national securities exchange or stock market or applicable securities Laws, in which case the Party required to make the release or announcement shall allow the other Party reasonable time to comment on such release or announcement in advance of such issuance; provided, further, that each of the parties may make internal announcements to their respective employees that are consistent with the parties' prior public disclosures regarding the Acquisition.

6.3 Tax Matters.

(a) Preparation and Filing of Pre-Closing and Post-Closing Period Tax Returns.

(i) Tax Periods Ending on or Before the Closing Date. Buyer shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns of the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Buyer shall permit Sellers to review and comment on each such Tax Return described in the preceding sentence prior to filing. Sellers shall pay to Buyer the amount of the Taxes with respect to such Tax Returns within five days following any demand by Buyer for such payment.

(ii) Tax Periods Beginning Before and Ending After the Closing Date. Buyer shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns of the Company for Tax periods which begin before the Closing Date and end after the Closing Date. Sellers shall pay to Buyer, within five days following any demand by Buyer, with respect to such Tax Returns, an amount equal to the portion of such Taxes which relates to the portion of such taxable period ending on the Closing Date (as determined pursuant to Section 6.3(c) hereof). Buyer shall permit Sellers to review and comment upon such Tax Returns.

(b) Cooperation in Filing Tax Returns. Buyer and Sellers shall provide to the other such cooperation and information, as and to the extent reasonably requested, in connection with the filing of any Tax Return, amended Tax Return or claim for refund, determining liability for Taxes or a right to refund of Taxes, or in conducting any audit, litigation or other proceeding with respect to Taxes. Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns, together with relevant accompanying schedules and relevant work papers, relevant documents relating to rulings and other determinations by Taxing Authorities, and relevant records concerning the ownership and Tax basis of property, which any such party may possess.  Each party will retain all Tax Returns, schedules, work papers, and all Material records and other documents relating to Tax matters, of the Company for the Tax period first ending after the Closing Date and for all prior Tax periods until the expiration of the applicable statute of limitations for the Tax periods to which the Tax Returns and other documents relate. Thereafter, the Party holding such Tax Returns or other documents may dispose of them. Each Party shall make its employees, contractors, consultants and advisors reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided.

(c) Carryovers, Refunds, and Related Matters.

(i) Any refund of Taxes (including any interest thereon) that relates to the Company and that is attributable to a post-Closing period shall be the property of the Company, as applicable, and shall be retained by the Company (or promptly paid by Sellers to the Company if any such refund (or interest thereon) is received by any of the Sellers). Without limiting the generality of the preceding sentence, any such refund or other benefit realized by the Company in a post-Closing period that results from the carry forward of any Tax attribute from a pre-Closing period shall be the property of the Company and shall be retained by the Company.

(ii) In the event that the Company (or successor thereto) realizes any item of loss or credit for Tax purposes for any post-Closing period, the Company may, in its sole discretion, carry forward such loss or credit.

(d) Payment of Taxes and Fees. Sellers shall pay all Transfer Taxes and any other Taxes arising out of or in connection with the transactions effected pursuant to this Agreement, and shall indemnify, defend, and hold harmless Buyer with respect to such Taxes. Sellers shall file all necessary documentation and Tax Returns with respect to such Taxes.

6.4 Employee Matters.

(a) Severance. Sellers shall be jointly liable for any severance, separation, deferred compensation or similar benefits that are payable to any employee of the Company as a result of the Acquisition. Sellers shall indemnify Buyer for any claim by any such employees that they are entitled to any such benefits as a result of the Acquisition.

(b) Certain Welfare Benefits Matters. Sellers shall retain joint responsibility for and continue to pay all medical, life insurance, disability and other welfare plan expenses and benefits with respect to claims incurred by such employees or their covered dependents on or prior to the Closing Date. Expenses and benefits with respect to claims incurred by such employees or their covered dependents after the Closing Date shall be the responsibility of Buyer, except if they are the result of, or arise out of, the Company’s breach of the applicable Laws. For purposes of this paragraph, a claim is deemed incurred when the services that are the subject of the claim are performed; in the case of life insurance, when the death occurs; in the case of long-term disability benefits, when the disability occurs; and, in the case of a hospital stay, when the employee first enters the hospital.

(c) Workers' Compensation. Sellers shall be jointly responsible for all claims for workers' compensation benefits which are incurred on or prior to the Closing Date by such employees that are payable under the terms and conditions of the Company  workers' compensation programs. Buyer's workers compensation programs shall be responsible for all claims for benefits which are incurred after the Closing Date by such employees that are payable under the terms and conditions of Buyer's workers' compensation programs. For purposes of this Section 6.4(c), a claim for workers' compensation benefits shall be deemed to be incurred when the event giving rise to the claim occurs (each, a "Workers' Compensation Event"). If a Workers' Compensation Event occurs over a period both preceding and following the Closing, the claim shall be the joint responsibility and liability of Sellers and Buyer and shall be equitably apportioned between Sellers, on the one hand, and Buyer, on the other hand, based upon the relevant periods of time that such Workers' Compensation Event transpired preceding and following the Closing.

6.5 Further Assurances. Subject to the terms of this Agreement, each of Buyer and Sellers shall execute such documents and other instruments and take such further actions as may be reasonably required to carry out the provisions hereof and consummate the Acquisition.

6.6 Payment of Debt to Telefónica del Perú S.A.A. Within 10 (ten) Business Days as of the Closing Date, Buyer will pay to Telefónica del Perú S.A.A. US$100,000.00 (one hundred thousand and 00/100 U.S. dollars) of the current debt that Perusat has with Telefónica del Perú S.A.A.  Sellers shall use best efforts to negotiate with Telefónica del Perú S.A.A to defer payment of the remaining balance due by the Company to Telefónica del Perú S.A.A. a minimum of 90 (ninety) days following the Closing Date without penalty or interests.

ARTICLE VII

CONDITIONS TO CLOSING

7.1 Conditions to Obligations of Buyer and Sellers. The obligations of Buyer and Sellers to consummate the Acquisition are subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a) No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Acquisition shall be in effect. No Law shall have been enacted or shall be deemed applicable to the Acquisition which makes the consummation of the Acquisition illegal.

7.2 Conditions to Obligation of Buyer. The obligation of Buyer to consummate the Acquisition is subject to the satisfaction (or waiver by Buyer in its sole discretion) of the following further conditions, which are for the exclusive benefit of Buyer:

(a) The representations and warranties of Sellers set forth in this Agreement shall have been true and correct at and as of the date hereof and shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date, and the Sellers shall have executed and delivered or cause to be delivered a certificate to Buyer to that effect. The receipt of such certificate at the Closing Date shall not constitute a waiver by Buyer of any of the representation and warranties of the Sellers which are contained in this Agreement.

(b) Sellers shall have performed or complied with all obligations and covenants required by this Agreement to be performed or complied by Sellers with at or prior to the Closing Date, and the Sellers shall have executed and delivered or cause to be delivered a certificate to Buyer to that effect. The receipt of such certificate at the Closing Date shall not constitute a waiver by Buyer of any of the covenants of the Sellers which are contained in this Agreement.

(c) There shall have been no Material Adverse Change in the condition (financial or otherwise), operations, prospects or results of operations of the Company taken as a whole.

(d) No Action shall be pending or threatened before any court, judge, arbitrator, arbitration panel or other Governmental Entity or other Person (i) seeking to prevent consummation of any of the transactions contemplated by this Agreement, (ii) seeking to impose any Material limitation on the right of Buyer to own the Shares and to control the Company or (iii) seeking to restrain or prohibit Buyer's ownership or operation of all or any Material portion of the business or assets of the Company, taken as a whole, or compel Buyer to dispose of or hold separate all or any Material portion of the business or assets of the Company, taken as a whole. No such Order shall be in effect.

(e) No Law shall have been enacted or shall be deemed applicable to the Acquisition which has any of the effects set forth in clauses (i) through (iii) in Section 7.2(d).

(f) Sellers shall have obtained the Consent of each Person whose Consent is required under the Contracts set forth in Section 7.2(g) and shall have provided evidence of each such Consent in form and substance satisfactory to Buyer.

(g) Sellers shall have delivered to Buyer evidence of (i) the release of all Liens with respect to the property and assets of the Company, (ii) the repayment of all outstanding Indebtedness of the Company, (iii) the repayment or other cancellation of all intercompany accounts between Sellers (other than the Company), on the one hand, and the Company, on the other hand, and (iv) the release of all guarantees by the Company of any Indebtedness or other obligation of any third party, including Sellers, in each case in form and substance satisfactory to Buyer.

(h) Sellers shall have delivered to Buyer true and complete copies of all resolutions adopted by the Board of Directors and/or the Shareholders’ Meeting of the Company in connection with the Acquisition.

(i) Sellers shall have delivered to Buyer (i) copies of the Charter Documents of the Company currently in force, (ii) original stock certificates representing the ownership of the Shares, duly endorsed, as set forth in Section 2.4(b) of this Agreement, (iii) all other documents and instruments necessary to vest in Buyer all of Sellers' rights, title and interest in and to the Shares, free and clear of all Liens, as set forth in Section 2.4(b) of this Agreement, (iv) duly signed resignations of all members of the Board of Directors to their positions as directors of the Company and of all officers to their positions as officers of the Company, as set fort in Section 5.4 of this Agreement, and (v) all other documents, instruments or certificates required to be delivered by Sellers at or prior to the Closing pursuant to this Agreement.

(j) Each Seller shall have delivered to Buyer, or cause to be delivered to Buyer, an original signed receipt evidencing payment of the Purchase Price.

7.3 Conditions to Obligation of Sellers. The obligation of Sellers to consummate the Acquisition is subject to the satisfaction (or waiver by Sellers in its sole discretion), of the following further conditions, which are for their exclusive benefit:

(a) The representations and warranties of Buyer set forth in this Agreement shall have been true and correct at and as of the date hereof and shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date, and Buyer shall have executed and delivered or cause to be delivered a certificate to Sellers to that effect. The receipt of such certificate at the Closing Date shall not constitute a waiver by the Sellers of any of the representation and warranties of the Buyer which are contained in this Agreement.

(b) Buyer shall have performed or complied in all Material respects with all obligations and covenants required by this Agreement to be performed or complied with by Buyer at or prior to the Closing Date, and Buyer shall have executed and delivered or cause to be delivered a certificate to Sellers to that effect. The receipt of such certificate at the Closing Date shall not constitute a waiver by the Sellers of any of the covenants of the Buyer which are contained in this Agreement.

(c) No Action shall be pending or threatened before any court, judge, arbitrator or arbitration panel or other Governmental Entity or other Person wherein an unfavorable Order would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation. No such Order shall be in effect.

ARTICLE VIII

TERMINATION

8.1 Termination.

(a) This Agreement may be terminated and the Acquisition abandoned at any time prior to the Closing:

(i) by mutual written consent of Buyer and Sellers;

(ii) by Buyer or Sellers if:

(A) the Closing does not occur on or before March 6, 2009 provided that the right to terminate this Agreement under this clause (ii)(A) shall not be available to any Party whose breach of a representation, warranty, covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date; or

(B) a Governmental Entity shall have issued an Order or taken any other action, in any case having the effect of restraining, enjoining or otherwise prohibiting the Acquisition, which Order or other action is final and non-appealable;

(iii) by Buyer if:

(A) any condition to the obligations of Buyer hereunder becomes incapable of fulfillment other than as a result of a breach by Buyer of any covenant or agreement contained in this Agreement, and such condition is not waived by Buyer; or

(B) there has been a breach by Sellers of any representation, warranty, covenant or agreement contained in this Agreement or Schedules, or if any representation or warranty of Sellers shall have become untrue, in either case such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied; or

(iv) by Sellers if:

(A) any condition to the obligations of Sellers hereunder becomes incapable of fulfillment other than as a result of a breach by Sellers of any covenant or agreement contained in this Agreement, and such condition is not waived by Sellers; or

(B) there has been a breach by Buyer of any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of Buyer shall have become untrue, in either case such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied.

(b) The Party desiring to terminate this Agreement pursuant to Section 8.1(a) (ii), (iii) or (iv)  shall give written notice of such termination to the other Party hereto.

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become null and void and there shall be no liability or obligation on the part of Buyer or Sellers, except as set forth in Section 8.3; provided that the provisions of Section 6.2 (Public Announcements) and Section 8.3 (Remedies) and Article X of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

8.3 Remedies. Any Party terminating this Agreement pursuant to Section 8.1 shall have the right to recover damages sustained by such Party as a result of any breach by the other Party of any representation, warranty, covenant or agreement contained in this Agreement or fraud or willful misrepresentation; provided, however, that the Party seeking relief is not in breach of any representation, warranty, covenant or agreement contained in this Agreement under circumstances which would have permitted the other Party to terminate the Agreement under Section 8.1.

ARTICLE IX

INDEMNIFICATION

9.1 Survival.

(a) Except as set forth in Section 9.1(b), all representations and warranties contained in this Agreement, or in any Schedule, certificate or other document delivered pursuant to this Agreement, shall survive the Closing for a period of two years.

(b) The representations and warranties of Sellers contained in Sections 3.1 (Organization and Good Standing), 3.2 (Capitalization), 3.4 (Authority and Enforceability), 3.25 (Brokers or Finders), and the representation and warranties of Buyer contained in Sections 4.1 (Organization and Good Standing), 4.2 (Authority and Enforceability) and 4.3 (Brokers or Finders) shall survive the Closing indefinitely. The representations and warranties of Sellers contained in Sections 3.9 (Taxes), 3.19 (Employee Benefits), 3.20 (Labor and Employment Matters) and 3.21 (Environmental) shall survive the Closing until 90 Business Days after the expiration of the applicable statute of limitations period (after giving effect to any waivers and extensions thereof).

(c) The period for which a representation or warranty, covenant or agreement survives the Closing is referred to herein as the "Applicable Survival Period". In the event a Notice of Claim for indemnification under Section 9.2 or 9.3 is given within the Applicable Survival Period, the representation or warranty, covenant or agreement that is the subject of such indemnification claim (whether or not formal legal action shall have been commenced based upon such claim) shall survive with respect to such claim until such claim is finally resolved. The Indemnitor shall indemnify the Indemnitee for all Losses (subject to the limitations set forth herein, if applicable) that the Indemnitee may incur in respect of such claim, regardless of when incurred.

9.2 Indemnification by Sellers.

(a) Sellers shall jointly and severally indemnify and defend Buyer and its Affiliates (including, following the Closing, the Company) and their respective stockholders, members, managers, officers, directors, employees, agents, successors and assigns (the "Buyer Indemnitees") against, and shall hold them harmless from, any and all losses, damages, claims (including third party claims), charges, interest, penalties, Taxes, diminution in value, costs and expenses (including legal, consultant, accounting and other professional fees, costs of sampling, testing, investigation, removal, treatment and remediation of contamination and fees and costs incurred in enforcing rights under this Section 9.2) (collectively, "Losses") resulting from, arising out of, or incurred by any Buyer Indemnitee in connection with, or otherwise with respect to:

(i) the failure of any representation and warranty or other statement by Sellers contained in this Agreement, the Schedules, or any other document furnished or to be furnished to Buyer in connection with the transactions contemplated by this Agreement, to be true and correct in all respects as of the date of this Agreement or as of the Closing Date;

(ii) any breach of any covenant or agreement of Sellers contained in this Agreement, the Schedules, or any other document furnished or to be furnished to Buyer in connection with the transactions contemplated by this Agreement;

(iii) any fees, expenses or other payments incurred or owed by Sellers or the Company to any agent, broker, investment banker or other firm or person retained or employed by it in connection with the transactions contemplated by this Agreement;

(iv) any Pre-Closing Environmental Liabilities and any Action arising out of or in connection therewith; provided that (A) this Section 9.2 shall not apply with respect to any Loss relating to Taxes to the extent that indemnification payments for such Loss have been made pursuant to Section 9.8, and (B) for purposes of this Section 9.2, the representations and warranties herein shall be deemed to have been made without any qualifications as to Knowledge or materiality and, accordingly, all references herein and therein to "Knowledge," "material," "in all material respects" and similar qualifications as to Knowledge and materiality shall be deemed to be deleted therefrom (except where any such provision requires disclosure of lists of items of a material nature or above a specified threshold). Any and all Losses hereunder shall bear interest from the date incurred until paid at the rate of 8% per annum.

(b) Sellers shall not be liable for any Loss or Losses pursuant to Section 9.2(a)(i) ("Buyer Warranty Losses") (i) unless and until the aggregate amount of all Buyer Warranty Losses incurred by the Buyer Indemnitees exceeds Fifty Thousand and 00/100 dollars ($50,000), in which event Sellers shall be jointly liable for all Buyer Warranty Losses from the first dollar; provided that nothing contained in this Section 9.2(b) shall be deemed to limit or restrict in any manner any rights or remedies which Buyer has, or might have, at Law, in equity or otherwise, based on fraud or a willful misrepresentation or willful breach of warranty hereunder.

9.3 Indemnification by Buyer.

(a) Buyer shall indemnify and defend Sellers (the "Sellers Indemnitees") against, and shall hold them harmless from, any and all Losses resulting from, arising out of, or incurred by any Sellers Indemnitee in connection with, or otherwise with respect to:

(i) the failure of any representation and warranty or other statement by Buyer contained in this Agreement or any other document furnished or to be furnished by Buyer to Sellers in connection with the transactions contemplated by this Agreement, to be true and correct in all respects as of the date of this Agreement or as of the Closing Date; and

(ii) any breach of any covenant or agreement of Buyer contained in this Agreement or any other document furnished or to be furnished by Buyer to Sellers in connection with the transactions contemplated by this Agreement.

(b) Buyer shall not be liable for any Loss or Losses pursuant to 9.3(a)(i) ("Sellers Warranty Losses") (i) unless and until the aggregate amount of all Sellers Warranty Losses incurred by the Sellers Indemnitees exceeds Fifty Thousand and 00/100 dollars ($50,000), in which event Buyer shall be liable for all Sellers Warranty Losses from the first dollar.

9.4 Indemnification Procedures for Third Party Claims.

(a) In the event that an Indemnitee receives notice of the assertion of any claim or the commencement of any Action by a third party in respect of which indemnity may be sought under the provisions of this Article IX ("Third Party Claim"), the Indemnitee shall promptly notify the Indemnitor in writing ("Notice of Claim") of such Third Party Claim. Failure or delay in notifying the Indemnitor will not relieve the Indemnitor of any liability it may have to the Indemnitee, except and only to the extent that such failure or delay causes actual harm to the Indemnitor with respect to such Third Party Claim. The Notice of Claim shall set forth the amount, if known, or, if not known, an estimate of the foreseeable maximum amount of claimed Losses (which estimate shall not be conclusive of the final amount of such Losses) and a description of the basis for such Third Party Claim.

(b) Subject to the further provisions of this Section 9.4, the Indemnitor will have 10 (ten) days (or less if the nature of the Third Party Claim requires) from the date on which the Indemnitor received the Notice of Claim to notify the Indemnitee that the Indemnitor will assume the defense or prosecution of such Third Party Claim and any litigation resulting therefrom with counsel of its choice (reasonably satisfactory to the Indemnitee) and at its sole cost and expense (a "Third Party Defense"). If the Indemnitor assumes the Third Party Defense in accordance with the preceding sentence, the Indemnitor shall be conclusively deemed to have acknowledged that the Third Party Claim is within the scope of its indemnity obligation hereunder and shall hold the Indemnitee harmless from and against the full amount of any Losses resulting therefrom (subject to the terms and conditions of this Agreement). Any Indemnitee shall have the right to employ separate counsel in any such Third Party Defense and to participate therein, but the fees and expenses of such counsel shall not be at the expense of the Indemnitor unless (A) the Indemnitor shall have failed, within the time after having been notified by the Indemnitee of the existence of the Third Party Claim as provided in the first sentence of this paragraph (b), to assume the defense of such Third Party Claim, or (B) the employment of such counsel has been specifically authorized in writing by the Indemnitor, which authorization shall not be unreasonably withheld.

(c) The Indemnitor will not be entitled to assume the Third Party Defense if:

(i) the Third Party Claim seeks, in addition to or in lieu of monetary damages, any injunctive or other equitable relief (except where non-monetary relief is merely incidental to a primary claim or claims for monetary damages);

(ii) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation;

(iii) the Third Party Claim relates to or arises in connection with any Action related to Environmental Laws;

(iv) under applicable standards of professional conduct, a conflict on any significant issue exists between the Indemnitee and the Indemnitor in respect of the Third Party Claim;

(v) the Third Party Claim involves a Material customer or supplier of the Company;

(vi) the Indemnitee reasonably believes an adverse determination with respect to the Third Party Claim would be detrimental to or injure the Indemnitee's reputation or future business prospects;

(vii) the Indemnitor has failed or is failing to vigorously prosecute or defend such Third Party Claim; or

(viii) the Indemnitor fails to provide reasonable assurance to the Indemnitee of its financial capacity to prosecute the Third Party Defense and provide indemnification in accordance with the provisions of this Agreement.

(d) If by reason of the Third Party Claim a Lien, attachment, garnishment or execution is placed upon any of the property or assets of the Indemnitee, the Indemnitor, if it desires to exercise its right to assume such Third Party Defense, must furnish a satisfactory indemnity bond to obtain the prompt release of such Lien, attachment, garnishment or execution.

(e) If the Indemnitor assumes a Third Party Defense, it will take all steps necessary in the defense, prosecution, or settlement of such claim or litigation and will hold all Indemnitees harmless from and against all Losses caused by or arising out of such Third Party Claim. The Indemnitor will not consent to the entry of any judgment or enter into any settlement except with the written consent of the Indemnitee; provided that the consent of the Indemnitee shall not be required if all of the following conditions are met: (i) the terms of the judgment or proposed settlement include as an unconditional term thereof the giving to the Indemnitees by the third party of a release of the Indemnitees from all liability in respect of such Third Party Claim, (ii) there is no finding or admission of (A) any violation of Law by the Indemnitees (or any Affiliate thereof), (B) any violation of the rights of any Person and (C) no effect on any other Action or claims of a similar nature that may be made against the Indemnitees (or any Affiliate thereof), and (iii) the sole form of relief is monetary damages which are paid in full by the Indemnitor. The Indemnitor shall conduct the defense of the Third Party Claim actively and diligently, and the Indemnitee will provide reasonable cooperation in the defense of the Third Party Claim. So long as the Indemnitor is reasonably conducting the Third Party Defense in good faith, the Indemnitee will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitor (not to be unreasonably withheld or delayed). Notwithstanding the foregoing, the Indemnitee shall have the right to pay or settle any such Third Party Claim, provided that in such event it shall waive any right to indemnity therefore by the Indemnitor for such claim unless the Indemnitor shall have consented to such payment or settlement (such consent not to be unreasonably withheld or delayed). If the Indemnitor is not reasonably conducting the Third Party Defense in good faith, the Indemnitee shall have the right to consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitor and the Indemnitor shall reimburse the Indemnitee promptly for all Losses incurred in connection with such judgment or settlement.

(f) In the event that (i) an Indemnitee gives Notice of Claim to the Indemnitor and the Indemnitor fails or elects not to assume a Third Party Defense which the Indemnitor had the right to assume under this Section 9.4 or (ii) the Indemnitor is not entitled to assume the Third Party Defense pursuant to this Section 9.4, the Indemnitee shall have the right, with counsel of its choice, to defend, conduct and control the Third Party Defense, at the sole cost and expense of the Indemnitor. In each case, the Indemnitee shall conduct the Third Party Defense actively and diligently, and the Indemnitor will provide reasonable cooperation in the Third Party Defense. The Indemnitee shall have the right to consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim on such terms as it may deem appropriate; provided, however, that the amount of any settlement made or entry of any judgment consented to by the Indemnitee without the consent of the Indemnitor shall not be determinative of the validity of the claim, except with the consent of the Indemnitor (not to be unreasonably withheld or delayed). Notwithstanding Section 10.6 hereof, in connection with any Third Party Claim, the Indemnitor hereby consents to the nonexclusive jurisdiction of any court in which an Action in respect of a Third-Party Claim is brought against any Indemnitee for purposes of any claim that the Indemnitee may have under this Article IX with respect to such Action or the matters alleged therein and agrees that process may be served on the Indemnitor with respect to such a claim anywhere in the world. If the Indemnitor does not elect to assume a Third Party Defense which it has the right to assume hereunder, the Indemnitee shall have no obligation to do so.

(g) Each Party to this Agreement shall use its commercially reasonable efforts to cooperate and to cause its employees, contractors, advisors and consultants to cooperate with and assist the Indemnitee or the Indemnitor, as the case may be, in connection with any Third Party Defense, including attending conferences, discovery proceedings, hearings, trials and appeals and furnishing records, information and testimony, as may reasonably be requested; provided that each Party shall use its best efforts, in respect of any Third Party Claim of which it has assumed the defense, to preserve the confidentiality of all confidential information and the attorney-client and work-product privileges.

9.5 Indemnification Procedures for Non-Third Party Claims. In the event of a claim that does not involve a Third Party Claim being asserted against it, the Indemnitee shall send a Notice of Claim to the Indemnitor. The Notice of Claim shall set forth the amount, if known, or, if not known, an estimate of the foreseeable maximum amount of claimed Losses (which estimate shall not be conclusive of the final amount of such Losses) and a description of the basis for such claim. The Indemnitor will have 30 days from receipt of such Notice of Claim to dispute the claim and will reasonably cooperate and assist the Indemnitee in determining the validity of the claim for indemnity. If the Indemnitor does not give notice to the Indemnitee that it disputes such claim within 30 days after its receipt of the Notice of Claim, the claim specified in such Notice of Claim will be conclusively deemed a Loss subject to indemnification hereunder.

9.6 Contingent Claims. Nothing herein shall be deemed to prevent an Indemnitee from making a claim hereunder for potential or contingent claims or demands; provided that the Notice of Claim sets forth the specific basis for any such contingent claim to the extent then feasible and the Indemnitee has reasonable grounds to believe that such a claim may be made.

9.7 Effect of Investigation; Waiver.

(a) An Indemnitee's right to execute the security interest on the Pledged Shares, indemnification or other remedies based upon the representations and warranties and covenants and agreements of the Indemnitor will not be affected by any investigation or knowledge of the Indemnitee or any waiver by the Indemnitee of any condition based on the accuracy of any representation or warranty, or compliance with any covenant or agreement. Such representations and warranties and covenants and agreements shall not be affected or deemed waived by reason of the fact that the Indemnitee knew or should have known that any representation or warranty might be inaccurate or that the Indemnitor failed to comply with any agreement or covenant. Any investigation by such Party shall be for its own protection only and shall not affect or impair any right or remedy hereunder.

(b) Sellers acknowledge and agree that, upon and following the Closing, the Company shall not have any liability or obligation to indemnify, save or hold harmless or otherwise pay, reimburse or make Sellers whole for or on account of any indemnification or other claims made by any Buyer Indemnitees hereunder. Sellers shall have no right of contribution against the Company with respect to any such indemnification or other claim.

9.8 Tax Indemnification.

(a) From and after the Closing Date, Sellers shall be jointly responsible for, shall pay or cause to be paid, and shall jointly indemnify, defend and hold harmless each Tax Indemnitee against, and reimburse such Tax Indemnitee for, on a Grossed-Up Basis, any Losses resulting from, arising out of, relating to, in the nature of, or caused by:

(i) any Tax imposed on or relating to the Company with respect to any Pre-Closing Period;

(ii) any Tax imposed upon or relating to the Company as a transferee or successor, by contract, or otherwise; and

(iii) any Tax arising directly or indirectly from a breach or inaccuracy of a representation or warranty set forth in Section 3.9.

(b) Except as otherwise provided in Section 9.8, payment in full of any amount due under Section 9.8(a) shall be made to the Tax Indemnitee in immediately available funds at least five Business Days before the date for payment of the Taxes to which such payment relates is due. The Tax indemnities contained in Section 9.8 shall not be subject to any threshold or other limitations contained in this Agreement.

9.9 Procedures Relating to Indemnification of Tax Claims.

(a) If any Taxing Authority or other Person asserts a Tax Claim, then the Party hereto first receiving notice of such Tax Claim promptly shall provide written notice of such Tax Claim to the other Party hereto; provided that the failure of Buyer to give such prompt notice to Sellers of any such Tax Claim shall not relieve Sellers of any of its obligations under this Section 9.9. Such notice shall specify in reasonable detail the basis for such Tax Claim and shall include a copy of any relevant correspondence received from the Taxing Authority or other Person.

(b) Sellers shall have the right to defend or prosecute, at its sole cost, expense and risk, only those Tax Claims with respect to Taxes set forth in Section 9.8(a). In order to defend or prosecute any such Tax Claim, Sellers shall notify Buyer that it elects to defend or prosecute such Tax Claim ("Election Notice") within 30 days after (i) the date on which Sellers receives notice of any such Tax Claim from Buyer (with respect to Tax Claims as to which Buyer first received notice from a Taxing Authority or any other Person), or (ii) the date on which Sellers delivered to Buyer notice of any such Tax Claim (with respect to Tax Claims as to which Sellers first received notice from a Taxing Authority or any other Person). With respect to any Tax Claim as to which Sellers has provided an Election Notice to Buyer, Sellers shall defend or prosecute such Tax Claim by all appropriate proceedings, which proceedings shall be defended or prosecuted diligently by Sellers to a Final Determination; provided that Sellers shall not, without the prior written consent of Buyer, enter into any compromise or settlement of such Tax Claim that would result in any Tax detriment to any Tax Indemnitee. Sellers shall inform Buyer of all developments and events relating to such Tax Claim (including providing to Buyer copies of all written materials relating to such Tax Claim), and Buyer or its authorized representatives shall be entitled, at the expense of Buyer, to attend, but not participate in or control, all conferences, meetings and proceedings relating to such Tax Claim.

(c) If, with respect to any Tax Claim, Sellers fails to deliver an Election Notice to Buyer within the period provided in Section 9.9(b) or fails diligently to defend or prosecute such Tax Claim to a Final Determination, then Buyer shall at any time thereafter have the right (but not the obligation) to defend or prosecute such Tax Claim, at the sole cost, expense and risk of Sellers. Buyer shall have full control of such defense or prosecution and such proceedings, including any settlement or compromise thereof. Sellers shall cooperate in good faith with Buyer and its authorized representatives in order to contest effectively such Tax Claim. Sellers may attend, but not participate in or control, any defense, prosecution, settlement, or compromise of any Tax Claim controlled by Buyer pursuant to this Section 9.9(c), and shall bear its own costs and expenses with respect thereto. In the case of any Tax Claim that is defended or prosecuted by Buyer pursuant to this Section 9.9(c), Buyer shall be entitled upon demand to prompt payment from Sellers for any and all costs and expenses incurred by Buyer in connection with such defense or prosecution (including attorneys', accountants', and experts' fees and disbursements, settlement costs, court costs, and any other costs or expenses for investigating, defending or prosecuting such Tax Claim), in each case on a Grossed-Up Basis.

9.10 Tax Treatment of Indemnification Payments. Except as otherwise required by applicable Law, the Parties shall treat any indemnification payment made hereunder as an adjustment to the Purchase Price.

9.11 Other Rights and Remedies Not Affected. The indemnification rights of the Parties under this Article IX are independent of and in addition to such rights and remedies as the Parties may have at Law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any Party hereto, including the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished hereby.

ARTICLE X

MISCELLANEOUS

10.1 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (c) on the date sent by facsimile, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next Business Day, or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

If to Buyer, to:

Gulfstream Capital Partner Ltd.
c/o China Tel Group, Inc.
8105 Irvine Center Drive, Suite 800
Irvine, CA  92618 USA
Attn: Kenneth Waggoner

If to Sellers, to:

Mario Navarro
Av. Camino Real 493
Piso 11, San Isidro
Lima, Peru

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

10.2 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any Party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(c) To the maximum extent permitted by Law, (i) no waiver that may be given by a Party shall be applicable except in the specific instance for which it was given and (ii) no notice to or demand on one party shall be deemed to be a waiver of any obligation of such Party or the right of the Party giving such notice or demand to take further action without notice or demand.

10.3 Expenses. Each Party shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated by this Agreement, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, whether or not the Acquisition is consummated.

10.4 Successors and Assigns. This Agreement may not be assigned by either Party hereto without the prior written consent of the other Party; provided that, without such consent, Buyer may transfer or assign, in whole or in part or from time to time, to one or more of its Affiliates, the right to purchase all or a portion of the Shares, but no such transfer or assignment will relieve Buyer of its obligations hereunder.  Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and assigns.

10.5 Governing Law. This Agreement and the Exhibits and Schedules hereto and thereto shall be governed by and interpreted and enforced in accordance with the Laws of the State of California, United States of America, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of California or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of California, United States of America.

10.6  Consent to Jurisdiction. Each Party irrevocably submits to the exclusive jurisdiction of (a) the Orange County Superior Court, State of California, United States of America, and (b) the United States District Court for Southern District of California, United States of America, for the purposes of any Action arising out of this Agreement or any transaction contemplated by this Agreement. Each Party agrees to commence any such Action either in the Orange County Superior Court, State of California, United States of America or if such Action may not be brought in such court for jurisdictional reasons, in the United States District Court for the Southern District of California, United States of America. Each Party further agrees that service of any process, summons, notice or document by registered mail to such Party's respective address set forth above shall be effective service of process with respect to any matters to which it has submitted to jurisdiction in this Section 10.6. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of this Agreement or the transactions contemplated by this Agreement in (i) the Orange County Superior Court, State of California, United States of America, or (ii) the United States District Court for the Southern District of California, United States of America, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum. Each Party hereby irrevocably waives all right to trial by jury in any Action (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of such Party in the negotiation, administration, performance and enforcement hereof.

10.7  Counterparts. This Agreement may be executed in counterparts, and either Party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and both of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Party hereto. The Parties agree that the delivery of this Agreement may be effected by means of an exchange of facsimile signatures with original copies to follow by mail or courier service.

10.8  Third Party Beneficiaries. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder; except that in the case of Article IX hereof, the other Indemnitees and their respective heirs, executors, administrators, legal representatives, successors and assigns, are intended third party beneficiaries of such sections and shall have the right to enforce such sections in their own names.

10.9  Entire Agreement. This Agreement, the Schedules and the documents, instruments and other agreements specifically referred to herein or delivered pursuant hereto set forth the entire understanding of the Parties hereto with respect to the Acquisition. All Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement. Any and all previous agreements and understandings between or among the Parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

10.10  Captions. All captions contained in this Agreement and on the Schedules are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement and of the Schedules.

10.11  Severability. Subject to Section 5.10(d), any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.12  Specific Performance. Buyer and Sellers each agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each Party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity.

10.13  Interpretation.

(a) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(b) The terms "hereof", "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c) When a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement unless otherwise specified.

(d) The word "include", "includes", and "including" when used in this Agreement shall be deemed to be followed by the words "without limitation", unless otherwise specified.

(e) The phrase “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”.

(f) In the computation of periods of time from a specified date to a later specified date , unless otherwise expressly stated, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

(g) A reference to any Party to this Agreement or any other agreement or document shall include such Party's predecessors, successors and permitted assigns.

(h) Reference to any Law means such Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder.

(i) The Parties have participated jointly in the negotiation and drafting of this Agreement. Any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.

(j) All accounting terms used and not defined herein shall have the respective meanings given to them under PGAAP.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

BUYER

GULFSTREAM CAPITAL PARTNERS LTD.

By: /s/ Colin Tay
Colin Tay, its Secretary

SELLERS

/s/ Mario Octavio Navarro Álvarez
Mario Octavio Navarro Álvarez

/s/ Rafael Isaías Samanez Zacarías
Rafael Isaías Samanez Zacarías

/s/ Gisella Tsuchikame Nakamoto
Gisella Tsuchikame Nakamoto

/s/ Jesus Margot Magan Gutierrez
Jesus Margot Magan Gutierrez